SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported):

                                 March 29, 1999

                   -------------------------------------------

                               Gardenburger, Inc.
               (Exact Name of Registrant as Specified in Charter)

                                     Oregon
                 (State or Other Jurisdiction of Incorporation)

                                     0-20330
                              (Commission File No.)

                                   93-0886359
                        (IRS Employer Identification No.)

                      1411 S.W. Morrison Street, Suite 400
                             Portland, Oregon 97205
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's Telephone Number, Including Area Code:
                                 (503) 205-1500



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ITEM 5.  OTHER EVENTS.

         On March 29, 1999, Gardenburger, Inc. (the "Company") entered into a definitive stock purchase agreement to sell $32.5 million of convertible preferred stock to a group of investors, including Rosewood Capital III, L.P., Farallon Capital Management LLC, Gruber & McBaine Capital Management, and BT Capital Investors LP.

         Under the terms of the definitive agreement, the Company will sell an aggregate of 2,762,500 shares of Series A convertible preferred stock and 487,500 shares of Series B convertible preferred stock to members of the investor group, each at a price of $10 per share, or an aggregate consideration of $32.5 million, subject to certain closing conditions. The preferred shares are convertible at a price of $10 per share at any time following issuance at the discretion of the holder. The Series B conversion price will be adjusted to $3.75 if the Company fails to meet specified performance targets for fiscal years 1999 and 2000. Both series of preferred stock are entitled to a 12 percent cumulative annual dividend payable upon redemption of the stock or in the event of a sale or liquidation of the Company. Shares may not be redeemed until five years after the original date of issuance, at which point they may be redeemed at the election of the holders or, under certain conditions, at the discretion of the Company.

         In connection with the transaction, the holders of Series A preferred stock will have the right to elect two directors to serve on the Company's board of directors. The holders of the preferred shares will also have the right to approve certain significant corporate transactions.

         The preferred stock sale is scheduled to close in mid-April 1999. The Company plans to use $25 million of the net proceeds of the transaction to pursue its strategic business plan, including its marketing and advertising campaign, and the balance of the net proceeds as working capital.

         On March 30, 1999, the Company announced that it will likely report 1999 first quarter revenues below analysts' estimates. The Company stated that it currently believes that revenues for the quarter will fall between $13.0 million and $13.5 million, as compared to $13.0 million in the same period of 1998. The Company believes that the lower than expected revenues are due to larger than anticipated inventory build-up in the 1998 fourth quarter by its customers, including its distributors.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

          (c) Exhibits. The exhibit filed herewith is listed in the Exhibit Index following the signature page of this report.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            GARDENBURGER, INC.


Dated:  March 31, 1999                      By    /s/ Richard C. Dietz
                                                  --------------------
                                                  Richard C. Dietz
                                                  Executive Vice President
                                                    and Chief Financial Officer


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                                  EXHIBIT INDEX


Exhibit No.             Description
-----------             -----------

10.1 Stock Purchase Agreement dated as of March 29, 1999, by and among Gardenburger, Inc., and Rosewood Capital III, L.P., Farallon Capital Management LLC, Gruber & McBaine Capital Management, LLC, BT Capital Investors LP, and certain other purchasers identified therein.